Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Reports Record Profit and Sales for FY 2004

MERRIMACK, NH, March 28, 2005 – Product developer and specialty retail company Brookstone, Inc. (Nasdaq: BKST) today announced it earned a record profit in 2004 of $21.4 million, or $1.02 per diluted share. These earnings were reduced by a cumulative after tax adjustment of $1.4 million or $0.07 per diluted share related to lease accounting.

Adjusting for the cumulative impact of lease accounting, full year diluted earnings per share were $1.09, as compared to previously released guidance of $1.03 - $1.07 per diluted share.

The lease accounting matter is discussed later in this release.

For the 52-week Fiscal Year ended January 29, 2005, Brookstone total sales climbed 14.9 percent to $499 million, compared to $434 million in 2003, while same-store sales rose 6.3 percent. The Company’s Direct-Marketing profit increased 73.5 percent to $11 million, on sales that rose 20.8 percent to $91 million on a 41.5 percent increase in circulation.

For the 13-week fourth quarter ended January 29, 2005, Brookstone reported a net income of $33 million, or $1.57 per diluted share. Adjusting for the impact of the lease accounting matter, fourth quarter earnings per share were $1.63. Total sales for the comparable 13-week period rose 8.5 percent to $238 million, while same-store sales were flat. Direct-Marketing sales rose 24.5 percent to $48 million on a 46.7 percent increase in circulation.

Adjusted earnings per share, which is a non-GAAP financial measure, is presented to enhance an investor’s understanding of historical and expected financial results and improve comparability of financial information from period to period.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony credited the Company’s record performance in 2004 to customer demand for proprietary Brookstone-branded products, as well as strong revenue growth among all the Company’s sales channels.

“We are pleased with our 2004 results, particularly with our record profit and our operating income as a percent of sales, which was the highest in our Company’s history, even after the impact of substantial structural increases in costs such as Sarbanes-Oxley. We are also pleased that these results follow last year’s strong financial performance.”

Mr. Anthony continued: “In 2004, we continued to see the benefits of our investment in our product-development infrastructure, as customer demand for products designed and engineered by Brookstone rose from 65 percent to 70 percent of sales. These products typically have a higher net margin than other products. We are also pleased that we were able to raise our product margins in 2004 over our strong performance in 2003.”

Mr. Anthony added: “We’re also pleased to report that all of our sales channels turned in record performances. Our stores delivered a strong 6.3 percent increase in same-store sales, driven largely by our unique product assortment. In addition, our airport store same-store sales were above the Company average. In 2004, we opened 18 Brookstone-branded stores, including three in airports, and remodeled 12 locations.”

Mr. Anthony continued: “Driven by the strength of our Brookstone catalog and our website (www.brookstone.com), as well as our strategy to leverage the synergy of all of our sales channels, our Direct-Marketing business delivered another record performance, generating a 73.5 percent increase in profit over 2003. Throughout 2004, we executed our successful marketing strategy by approximately doubling the circulation of the Brookstone catalog and generating incremental revenue and profit to all of our sales channels. Additionally, our website continued its strong double-digit growth and in 2004 generated 8.7 percent of our total sales.”

Mr. Anthony continued: “Our Gardeners Eden brand delivered its second consecutive year of double-digit same-store sales increases. In 2004, we opened two new stores for a total of five locations in various real-estate venues. Only when these stores achieve our return criteria, however will we consider a further rollout of the Gardeners Eden stores.”

Looking ahead to fiscal year 2005, Mr. Anthony said: “In 2005, we believe we will deliver earnings of between $1.20 and $1.25 per diluted share. We base this expectation on opening approximately 20 new Brookstone stores, generating a 2 percent to 3 percent same-store sales increase, increasing the productivity of the Brookstone catalog and continuing to grow our Internet business.”

Mr. Anthony concluded: “For the first quarter of 2005, we anticipate our loss will be between $0.27 and $0.30 per diluted share, compared to a first-quarter loss of $0.23 per diluted share in 2004. For the first quarter, we expect same-store sales to decrease 2 percent to 4 percent compared to a 20.1 percent same-store sales increase in the first quarter of 2004.”

Because of the seasonal nature of specialty retailing, Brookstone generally incurs a loss over the first three quarters and makes its profit in the fourth quarter.

Lease Accounting

The Company recorded in the fourth fiscal quarter of 2004 a non-cash charge representing the cumulative effect of correcting an error in its accounting policy to generally accepted accounting principles related to the timing of recognition of rent expense for certain locations. Previously, the Company followed a practice in which it began recording rent expense at the time a store opened and the lease term commenced. The Company will now begin recording rent expense when it takes possession of a store, which occurs before the commencement of the lease term and approximately 60 days prior to the opening of the store. This will result in earlier recognition of rent expense for each lease, as Brookstone begins recording rent expense during the pre-opening period, but a reduction in monthly rent expense, as the total rent due under the lease is amortized over a greater number of months.

Financial results for prior periods will not be restated due to the immateriality of the impact to the fiscal 2004 and prior year financial statements. This will not affect historical or future cash flows or the timing or amounts of payments under related leases. Furthermore, it is not expected to have any material impact on future earnings.

Management is in the process of completing its evaluation of the Company’s internal control over financial reporting as required by the Sarbanes Oxley Act of 2002. Although management’s work is not yet complete, management believes that it may have a material weakness in its information technology control environment. The Company is evaluating compensating controls that may mitigate this potential material weakness.

Brookstone, Inc. is a product development and specialty retail company that operates 288 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. The Company also operates five stores under the Gardeners Eden Brand, and a Direct-Marketing business that consists of three catalog titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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(tables follow)

Brookstone, Inc.

Consolidated Statement of Income

($ in thousands, except per share data)

(Unaudited)

	Thirteen weeks ended		Fifty-two weeks ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Net sales	$237,788	$219,085	$498,911	$434,173
Cost of sales	120,662	108,410	297,618	260,420

Gross profit	117,126	110,675	201,293	173,753

Selling, general and administrative expenses	62,863	58,159	164,253	144,353

Income from operations	54,263	52,516	37,040	29,400

Interest expense, net	161	248	921	857

Income before taxes and other party interest in consolidated entities	54,102	52,268	36,119	28,543

Income tax provision	20,841	20,125	14,303	10,991

Income before other party interests in consolidated entities	33,261	32,143	21,816	17,552

Other party interest in consolidated entities, net of tax	111	—	454	—

Net Income	$33,150	$32,143	$21,362	$17,552

Net Income per share
Basic	$1.63	$1.61	$1.06	$0.90

Diluted	$1.57	$1.55	$1.02	$0.87

Weighted average shares outstanding

Basic	20,342	19,962	20,207	19,559

Diluted	21,103	20,673	20,973	20,181

Brookstone, Inc.

Consolidated Condensed Balance Sheet

($ in thousands)

	January 29, 2005	January 31, 2004
Current Assets:
Cash and cash equivalents	$86,205	$69,738
Receivables, net	9,859	7,476
Merchandise inventories	75,585	66,876
Deferred income taxes, net	3,917	4,799
Other current assets	6,045	6,217

Total current assets	181,611	155,106

Deferred income taxes	5,256	4,738
Property, plant and equipment, net	74,019	53,970
Intangible assets, net	3,853	4,123
Other assets	1,741	2,390

Total assets	$266,480	$220,327

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$17,402	$15,759
Other current liabilities	46,500	41,417

Total current liabilities	63,902	57,176

Other long term liabilities	22,432	15,676
Long term debt	8,760	1,941

Commitments and Contingencies

Other party interest in consolidated entities	1,100	410

Total shareholders’ equity	170,286	145,124

Total liabilities and shareholders’ equity	$266,480	$220,327